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                                                                     Exhibit 2.6

                    NON-COMPETITION AND COOPERATION AGREEMENT

Non-Competition and Cooperation Agreement, entered into on this fifth day of October of 1999, [by] Mr. Alejandro Junco De la Vega, in his own right and representing the companies listed in Appendix A which, signed by the Parties, is attached to this Agreement (hereinafter "Grupo Reforma") and Terra Networks Mexico, S.A. de C.V., a Mexican corporation represented by Mr. Arturo de Jesus Galvan Contreras (hereinafter "Terra") in accordance with the following declarations and clauses.

                                  DECLARATIONS

I. Grupo Reforma and Terra declare, personally or through their representatives:

      A. That on October 5, 1999, Terra entered into a Stock Purchase Agreement through which Terra acquired from the different companies of Grupo Reforma and individuals who are shareholders of Informacion Selectiva S.A. de C.V., a Mexican corporation (hereinafter the "Subsidiary"), all but one of the shares issued by the Subsidiary.

      B. That the Subsidiary carries out, in Mexico and the United States, activities related to Internet businesses such as "Internet Service Provider" ("ISP" or Internet access provider)," "Portal" (Internet site with comprehensive electronic content, communication, community, and business services, both "Business to Consumer" and "Consumer to Consumer"), Electronic Financial Information Services (defined later), and electronic "Business to Business" services, all focused on residential, "Small Office, Home Office" ("SOHO"), financial and corporate markets.

      C. That they wish to enter into this Agreement to define the obligations with respect to non-competition, confidentiality, and cooperation among Terra, its shareholders or subsidiaries, and Grupo Reforma, stemming from or related to the different transactions recently entered into between Grupo Reforma and Terra, pursuant to the following Definitions and Clauses.

II. Terra declares, through its representative:

      A. That it is a Mexican corporation whose line of business includes, but is not limited to, Internet businesses for residential and "Small Office, Home Office" ("SOHO") segments, known as "ISP" (Internet access provision), and "Portal" (Internet site with comprehensive electronic content, communication, community, and business services, both "Business to Consumer" and "Consumer to Consumer"), Electronic Financial Information Services (defined later), and electronic

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            "Business to Business" services, all focused on residential, SOHO, financial, and corporate markets in Mexico and the United States.

      B. That it is interested in formalizing this Agreement (hereinafter the "Agreement") to govern the non-competition of the previous owners of Infosel, pursuant to the terms and conditions specified herein.

III. Grupo Reforma declares through its representative:

      A. That Mr. Alejandro Junco de la Vega owns the majority of shares of, or exercises control by different methods over, the corporations identified on the list which, signed by the Parties, is attached as Appendix A.

      B. That he wishes to enter into this Agreement to ensure that during its term it [Grupo Reforma] shall not compete with Terra, its shareholders or subsidiaries in the Business which is the Subsidiary's [Corporate] Purpose.

                                   DEFINITIONS

For purposes of this Agreement, barring express indications to the contrary, the terms, phrases, and words listed below shall have the meanings given:

"ASC" means ASC Asociados en Consultoria, S.C., a Mexican professional partnership currently providing services to the Subsidiary.

"Business to Business" means electronic business activities conducted between companies through the Internet.

"Business to Consumer" means electronic business activities conducted between companies and consumers through the Internet.

"Agreement" means this Non-Competition and Cooperation Agreement.

"Consumer to Consumer" means electronic business activities conducted between consumers through the Internet.

"Controlling Company" shall mean any company that owns the majority of the shares of another company to which this term refers [sic].

"Affiliates" [means] any companies with a common Controlling Company.

"Grupo Reforma" is used in this contract to jointly designate (i) Mr. Alejandro Junco de la Vega, (ii) the companies controlled by him and identified in the

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list attached as Appendix A, and (iii) the professional partnerships, corporations, or legal entities of any nature and nationality over which Mr. Alejandro Junco de la Vega exercises control by any means during the term of this Agreement.

"Confidential Information" shall have the meaning set forth in Clause 3.1 of this Agreement.

"Internet" means the network comprised of millions of computers or servers interconnected at the worldwide level by telephonic or other cabling, including compatible digital communication protocols, and constituting a bidirectional and interactive medium of electronic interchange and distribution of digital materials such as text and hypertext, sound, video, animation, and software, as well as electronic mail services, access to information databases, electronic business, inquiry services, and general communication services, among other applications.

"Mexico" means the United Mexican States.

"Excluded Businesses" means the businesses carried out by the current or future Grupo Reforma newspapers, consisting of offering, on their Internet sites, various news and business content, including that relative to world news and editorials regarding politics, the economy, finance, sports, entertainment, business, culture and the arts, classified notices, display ads, and those that are published in said newspapers.

"Business which is the Subsidiary's [Corporate] Purpose" means the Internet businesses for the residential and "Small Office, Home Office" ("SOHO") segments, known as "ISP" (Internet access provision), and "Portal" (Internet site with comprehensive electronic content, communication, community, and business services, both "Business to Consumer" and "Consumer to Consumer"), Electronic Financial Information Services (defined later), and electronic business services, "Business to Business," all focused on residential, SOHO, financial and corporate markets in Mexico and the United States.

"Parties" means Terra and Grupo Reforma.

"Portal" means an integrating Internet site whose function is to provide comprehensive electronic content, communication, community, and business services to Internet users under the Business to Consumer or Consumer to Consumer modalities.

"Electronic Financial Information Services" means information services (especially news, prices and quotes, analyses and commentaries, tools and databases) from the financial markets, collected directly from the sources that generate them (securities exchanges, brokers, news agencies, etc.), processed and distributed through telecommunication networks and computer equipment.

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"SOHO" or "Small Office, Home Office" refers to the segment of Internet users consisting of small offices or offices in private residences.

"Subsidiary" means Informacion Selectiva, S.A. de C.V., a corporation established under Mexican law.

"Direct Subsidiary" shall mean any Corporation whose shares are owned by another corporation to which this term refers [sic].

"Terra" means Terra Networks Mexico, S.A. de C.V., a Mexican corporation, established pursuant to public document number 6232, executed before Mr. Eduardo Manautou Ayala, Notary Public Number 123 for the City of Monterrey, Nuevo Leon, on September 10, 1999, the first certified copy of which is duly entered in the Public Registry of Property and Commerce of the City of Monterrey, Nuevo Leon, under Number 2468, unnumbered page, Volume 431, Book No. 3, Second Ledger of Corporate Documents, Business Section.

"TI" shall have the meaning set forth in the introductory paragraph of this contract [sic].

                                     CLAUSES

Pursuant to the agreements and pacts set forth herein, the Parties express their will in the following terms:

First clause. Non-competition agreement.

Each member of Grupo Reforma hereby agrees to not compete with Terra, its Controlling Company and Subsidiaries with respect to the Business which is Subsidiary's [Corporate] Purpose for a period of four (4) years in Mexico and three (3) years in the United States, counting from the date of this Contract. In accordance with the above, Grupo Reforma jointly and each of its members, directly or indirectly through any Affiliate, Direct Subsidiary, Controlling Company, or intermediary shall not, during the aforementioned period, engage in any of the following actions:

1.1 Business which is the [Corporate] Purpose of Terra and the Subsidiary. Any activity of a commercial, professional, or any other nature, which is comparable to any of the activities included as part of the Business which is the Subsidiary's [Corporate] Purpose.

1.2 Hiring of Personnel. Make work offers [to] or hire as employees, service providers, or consultants, the people who are currently employees of the Subsidiary or employees, shareholders, or members of ASC, absent an agreement to the contrary between the Parties.

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1.3   Consultancy to Third Parties. Provide advice, consulting, or services of any kind, paid or unpaid, to any third party that participates directly or indirectly in activities comparable to any of the activities included as part of the Business which is the Subsidiary's [Corporate] Purpose, in Mexico or abroad.

1.4. Shareholdings: Acquire, directly or indirectly, share holdings or capital of any legal entity, Mexican or foreign, that performs activities comparable to any of the activities included as part of the Business which is the Subsidiary's [Corporate] Purpose, except for the acquisition of (i) shares on stock exchanges when the shareholding does not exceed 5% of the corporation's capital, or (ii) the case of a Controlling Company or Affiliate of Terra or the Subsidiary.

The non-competition agreement to which this clause refers is not applicable to the Excluded Businesses.

Second Clause. Consequences of Competition.

Grupo Reforma acknowledges that the consideration paid by Terra for acquisition of its interest in the Subsidiary was based in large part on the non-competition agreement which Grupo Reforma undertakes under the terms of the preceding Clause. Therefore, the members of Grupo Reforma, jointly and severally, agree to compensate Terra for any and all damages suffered by Terra as a result of non-compliance by any member of Grupo Reforma with its non-competition obligations under the terms of the First Clause of this Agreement.

Third Clause. Confidentiality.

3.1 Confidential Information. Each member of Grupo Reforma acknowledges that on the basis of its direct relationship in the past with the Subsidiary, they acquired or could [have] acquired from it: (i) confidential or secret information, (ii) business information, (iii) technical knowledge, (iv) information regarding procedures, (v) operating manuals, (vi) software,
      (vii) source codes, (viii) systems, (ix) confidential reports, (x) client lists, (xi) financial information, (xii) business plans, and (xiii) other information that could be valuable to the Subsidiary (this knowledge and information shall hereinafter be jointly referred to as the "Confidential Information").

3.2 Disclosure of Confidential Information. Each member of Grupo Reforma agrees, jointly and severally, to not disclose, disseminate, communicate, transmit, or in any other way make Confidential Information available to third parties. If any of the members of Grupo Reforma fails to comply with this obligation in any way, the members of Grupo Reforma shall be jointly and severally liable to Terra for the damages suffered by Terra, its Controlling Company, or Subsidiaries resulting from such non-compliance.

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Fourth Clause. Cooperation.

Given the experience of Mr. Alejandro Junco de la Vega in connection with the Business which is the Subsidiary's [Corporate] Purpose, Mr. Alejandro Junco de la Vega agrees to cooperate with Terra and its Controlling Company [by providing] his recommendations and advice, if necessary, to facilitate the startup of activities of the Subsidiary under its new management.

Fifth Clause. General Provisions.

      5.1 Cooperation. Each of the Parties to this agreement shall make its best effort to perform or ensure the performance of all actions, and to cooperate with the other Party to this agreement as necessary therefor; and to execute or ensure the execution, in accordance with the applicable laws, of whatever is necessary, appropriate, or advisable to perform and ensure the performance of the operations provided for by this Contract.

      5.2 Waivers. Failure of Grupo Reforma to comply with any of its obligations or [any of the] agreements set forth herein may be waived only by Terra in writing. Failure of Terra to comply with its obligations or [the] agreements set forth herein may be waived only by Grupo Reforma in writing. Waiver of the obligations of each Party may only be made with the written consent of the other Party.

      5.3 Notifications. All notifications and other communications that are required or permitted in accordance with this Contract shall be made in writing and sent to the addressee by telefax, which shall be confirmed by means of the original document signed by an authorized representative of the Party making the notification or communication. These shall be sent by DHL, Federal Express, or another worldwide express messenger service that offers delivery times equal to or better than those of the aforementioned companies, with the understanding that the communication or notification shall become effective on the date the telefax is sent, but only if the original signed notification or communication is delivered to the addressee within two (2) Business Days of the date it is telefaxed. If the original notification or communication is not received within said time period, it shall become effective on the Business Day on which such original notification or communication is delivered. Such notifications or communications shall in all cases be sent to the following domiciles:

      (i)   If addressed to Grupo Reforma:

            Lic. Alejandro Junco de la Vega
            Washington No. 629 Ote.
            64000 Monterrey, N.L.

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      (ii)  If addressed to Terra:

            Terra Networks Mexico S.A. de C.V.
            Oficinas en el Parque - Piso 10
            Blvd. Antonio L. Rodriguez 1884 Pte.
            64650 Monterrey, Nuevo Leon
                  Atencion: Secretario del Consejo [Attention: Secretary of the
                            Board of Directors]

Said names and addresses may be changed by written notification to each of the above individuals.

The above notwithstanding, the Parties may choose to make any notification or communication by personal delivery of the respective document to the appropriate domicile, in which case such communication or notification shall become effective on the date of its delivery. A signature acknowledging receipt shall be obtained from the addressee's receiving employee or representative.

5.4 Applicable Laws and Conflict Resolution. This Contract shall be governed [by] and interpreted under the laws of Mexico.

      5.4.1 Any dispute, complaint, or controversy arising as a result of this Contract or related thereto, or regarding the interpretation or violation thereof, shall be submitted to arbitration pursuant to the regulations of the International Chamber of Commerce of Paris, to the extent that said regulations are not incompatible with this paragraph. The decision on the arbitrators' award may be approved by any competent court, or it may be requested that said court approve the award so that it may be implemented, as appropriate. The request for arbitration shall be made within a reasonable time counted from the time the complaint, dispute, or any other question arises, and in no case shall it be made after the date on which the institution [addressing] the legal or equity proceedings based on such complaint, dispute, or any other question, has prescribed under the applicable statute of limitations.

      5.4.2 The panel shall be comprised of three arbitrators. Each of the Parties to this Contract shall name one of said arbitrators, and the two arbitrators so named shall designate a third: with the understanding, however, that if the two arbitrators fail to reach agreement regarding naming the third arbitrator, either of the arbitrators may request that the International Chamber of Commerce of Paris make the designation;

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      5.4.3 The place of arbitration shall be Dallas, Texas, and it shall be conducted in Spanish and/or English.

      5.4.4 For the present, each Party waives the requirement for hand-delivered notification of arbitration, and agrees that notification may be made in writing, by registered mail, with acknowledgement of receipt, to the address provided in this Contract, and any request made in this manner shall be considered effected on the tenth Business Day after such request has been mailed.

      5.4.5 Any judicial proceeding brought as support for the arbitration with respect to this Contract, including precautionary measures, shall be submitted to the competent judicial authority. Each Party to this Contract (a) accepts, generally and unconditionally, the exclusive competence of said court and any related appeals court, and irrevocably waives any objection it may have, now or in the future, with respect to the forum of any litigation, legal action, or proceeding brought in said courts, or [objection with respect to] said courts being an inappropriate forum.

5.5 Copies. This contract may be signed simultaneously in one or more copies, each of which shall be considered an original, but all together they shall constitute a single unique instrument.

5.6 Headings. The headings of this Contract's different clauses are for reference purposes only, and shall not affect the meaning or interpretation of this Contract in any way.

5.7 Indivisible Contract. This Contract, including its appendices and the documents mentioned herein, constitute the entire Contract and the agreements of the Parties thereto with respect to its purpose. There are no restrictions, promises, declarations, absolute warranties, guarantees, or commitments other than those expressly stipulated or mentioned herein. This Contract replaces all previous contracts and agreements between the Parties with respect to said purpose.

5.8 Amendments and Modifications. This Contract may only be amended or modified by written agreement of the Parties.

5.9 Mandatory nature: Benefits. This Contract shall be to the benefit of the Parties thereto and their respective successors and assignees, and shall be obligatory for them; nothing expressly or implicitly included in this Contract is intended to confer on any person other than the Parties thereto

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      or their respective successors and assignees, any right, option, obligation, or responsibility under or resulting from this Contract.

5.10 Transfer. This Contract may not be transferred by any of the Parties thereto, except with the prior written agreement of the other Parties thereto.

IN WITNESS WHEREOF, the Parties have signed this Contract on the date shown at the beginning hereof.

                              [handwritten: TERRA NETWORKS MEXICO, S.A. de C.V.]

                                 [illegible signature]
                                 Mr. Arturo de Jesus Galvan Contreras
                                 General Director

                                 GRUPO REFORMA:

                                 [illegible signature]
                                 Mr. Alejandro Junco de la Vega
                                 As an individual and representing the companies comprising Grupo Reforma, as defined herein.


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                                                                      APPENDIX A

Appendix A of the Non-Competition and Cooperation Agreement, entered into on this fifth day of October of 1999, by Mr. Alejandro Junco De la Vega, in his own right and representing the companies listed below as members of Grupo Reforma and Terra Networks Mexico, S.A. de C.V.

Editora El Sol, S.A. de C.V.

Ediciones Del Norte, S.A. de C.V.

Servicios Motociclistas, S.A. de C.V.

Inmobiliaria Macro, S.A. de C.V.

Consorcio Interamericano de Comunicacion, S.A. de C.V.

Apoyo Aereo, S.A. de C.V.

Comunicacion Integrada de Occidente, S.A. de C.V.

Inversiones Grupo Reforma, S.A. de C.V.

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